Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Molecular Templates, Inc.

Austin, Texas

We hereby consent to the use in the proxy statement/prospectus/information statement constituting a part of this Registration Statement on Form S-4, as amended, of our report dated February 22, 2017, relating to the financial statements of Molecular Templates, Inc., which is contained in that proxy statement/prospectus/information statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus/information statement.

/s/ BDO USA, LLP

Austin, Texas

June 27, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.